Exhibit 10.2
AGREEMENT

This Agreement is entered into between David Gold and 99¢ Only Stores (the "Company") to set forth in writing certain prior agreements between them.

With respect to each guaranty (collectively, the "Guaranties") entered into by the Company on behalf of any entity acquired in December 2000 by Universal Deals, Inc. and Universal Odd's-n-End's, Inc., David Gold has agreed, and hereby confirms his agreement, to indemnify and hold harmless the Company and each of its subsidiaries, successors and assigns from any liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys fees) suffered or incurred by any of them in performing under the Guaranties. In addition, David Gold has agreed, and hereby confirms his agreement, to indemnify and hold harmless the Company and each of its subsidiaries, successors and assigns from any liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys fees) suffered or incurred by any of them as a result of the winding up of the affairs of Universal Deals, Inc. and Universal Odd's-n-End's, Inc., including any claims or lawsuits arising out of this,

David Gold has further agreed, and hereby confirms his further agreement, to directly pay any amounts or otherwise satisfy any liabilities or obligations under the Leases prior to any requirement by the Company to do so pursuant to the Guaranties.

This Agreement was first set forth in writing in approximately April 2004 to confirm these prior agreements. As a result of the original written agreement being misplaced, it is being re-executed on August 5, 2005.

/s/ David Gold
David Gold

I have read the foregoing Agreement and hereby consent to its terms:

/s/ Sherry Gold
Sherry Gold
Date: August 5, 2005